As filed with the Securities and Exchange Commission on November 28, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________

FIRST CALIFORNIA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-3737811 (I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Romolo Santarosa
Chief Financial Officer
First California Financial Group, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Ko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000 (213) 687-5600 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share		Proposed maximum aggregate offering price		Amount of registration fee (5)
Primary Offering:
Common Stock, $0.01 par value	(1) (2)	(1) (2)		—		—
Preferred Stock, $0.01 par value	(1) (2)	(1) (2)		—		—
Total Primary Offering				$50,000,000	(1)	$5,730.00
Secondary Offering:
Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value	25,000	$1,000	(3)	$25,000,000		$2,865.00
Depositary Shares (4)	—	—		—		—
Total Secondary Offering				$25,000,000		$2,865.00
Total				$75,000,000		$8,595.00

(1)
There is being registered hereunder an indeterminate number of shares of common stock, $0.01 par value (the “Common Stock”) and Preferred Stock, $0.01 par value (the “Preferred Stock”) that may be issued by the registrant at various times and at indeterminate prices, with a total offering price not to exceed $50,000,000. Pursuant to Rule 416 of the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock and Preferred Stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Not required to be included pursuant to Form S-3 General Instruction II.D. The proposed amount to be registered and the maximum aggregate offering price per share of security will be determined from time to time by the registrant in connection with the issuance by the registrant.

(3)
Represents the liquidation preference amount per share of the Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) being registered for resale, which we sold to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury's Small Business Lending Fund Program.

(4)
In the event the Treasury requests that we deposit the shares of Series C Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series C Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series C Preferred Stock.

(5)
Calculated pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(p), this fee is being offset against previously paid fees of $2,114 related to unsold securities previously registered under Registration Statement No.333-156790, filed by First California Financial Group, Inc. on January 16, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2011

PROSPECTUS

FIRST CALIFORNIA FINANCIAL GROUP, INC.

$50,000,000
Common Stock
Preferred Stock
 __________________________________

25,000 Shares of Non-Cumulative Perpetual Preferred Stock, Series C
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

We may offer and sell, from time to time in one or more offerings, up to an aggregate amount of $50,000,000 of shares of our common stock, $0.01 par value (the “Common Stock”) and/or shares of our preferred stock, $0.01 par value (the “Preferred Stock”).

In addition to the primary offering of securities described above, the United States Department of the Treasury (the “Treasury”) and its successors, including transferees (together with the Treasury, the “Selling Stockholders”), may offer from time to time up to 25,000 shares of our Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). The shares of Series C Preferred Stock were issued on July 14, 2011 to the Treasury as part of the Treasury's Small Business Lending Fund Program (the “SBLF Program”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus describes some of the general terms that may apply to the securities covered by this prospectus. To the extent not set forth in this prospectus, we will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of any offerings made hereunder. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We or the Selling Stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis, at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements. We will not receive any proceeds from any sale of the securities by the Selling Stockholders.

Our Common Stock is traded on the NASDAQ Global Market under the symbol “FCAL.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. On November 22, 2011, the last reported sale price of our Common Stock was $3.24 per share. The Series C Preferred Stock is not listed on any established securities exchange or quotation system, and, unless requested by the Treasury, we do not intend to seek such a listing for the Series C Preferred Stock.

Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

__________________________________

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________________

These securities are not savings accounts, deposits or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

__________________________________

The date of this prospectus is November    , 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ii

WHERE YOU CAN FIND MORE INFORMATION	iv

PROSPECTUS SUMMARY	1

RISK FACTORS	2

USE OF PROCEEDS	5

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	5

DESCRIPTION OF CAPITAL STOCK	6

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	14

SELLING STOCKHOLDERS	17

PLAN OF DISTRIBUTION	18

LEGAL MATTERS	21

EXPERTS	21

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell Common Stock, Preferred Stock or any combination of these securities in one or more offerings, up to a maximum aggregate offering price of $50,000,000. In addition, the Selling Stockholders may offer in one or more offerings, up to 25,000 shares of our Series C Preferred Stock.

This prospectus only provides you with a general description of the securities we may offer. Each time we or the Selling Stockholders sell securities described in this prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that particular offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement, any related free writing prospectus or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

As used in this prospectus, references to “First California,” the “Company,” “we,” “us” and “our” refer to First California Financial Group, Inc. and First California Bank, unless the context indicates otherwise.  References to “First California Bank” or “Bank” mean our wholly owned bank subsidiary. References to “mergers” mean the merger of National Mercantile Bancorp with and into First California and the merger of FCB Bancorp with and into First California, collectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in “Risk Factors” in the applicable prospectus supplement and in our other SEC filings. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	revenues are lower than expected;

•	credit quality deterioration, which could cause an increase in the provision for loan losses;

•	competitive pressure among depository institutions increases significantly;

•	changes in consumer spending, borrowings and savings habits;

•	our ability to successfully integrate acquired entities or to achieve expected synergies and operating efficiencies within expected time-frames or at all;

•	a slowdown in construction activity;

•	technological changes;

•	the cost of additional capital is more than expected;

•	a change in the interest rate environment reduces interest margins;

•	asset/liability repricing risks and liquidity risks;

•	general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which we do or anticipate doing business are less favorable than expected;

•	legislative, accounting or regulatory requirements or changes adversely affecting our business;

•	the effects of and changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve, or the Federal Reserve Board;

•	the costs and effects of legal, accounting and regulatory developments;

•	recent volatility in the credit or equity markets and its effect on the general economy;

•	regulatory approvals for acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and

•	demand for the products or services of First California and the Bank, as well as their ability to attract and retain qualified people.

Accordingly, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Unless required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including First California.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 30, 2011;

•
portions of our Definitive Proxy Statement on Schedule 14A, filed on April 21, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	our Current Reports on Form 8-K filed on February 25, 2011 (as amended on May 9, 2011), May 27, 2011, June 2, 2011, July 15, 2011 and August 24, 2011; and

•
the description of our Common Stock which is contained in our registration statements filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (and exhibits filed under Item 9.01 of Form 8-K relating to such information), which is not deemed filed and which is not incorporated by reference herein.  Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

First California Financial Group, Inc.
Attention: Corporate Secretary
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655

You may also access the document incorporated by reference into this prospectus through our website at www.fcalgroup.com. Except for these specific incorporated documents, the contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. It does not contain all the information you should consider before purchasing our securities. You should read in their entirety this prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the section entitled “Where You Can Find More Information.”

The Company

First California is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First California's primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank, as well as to consider from time to time other legally available investment opportunities.

First California incorporated under the laws of the State of Delaware on June 7, 2006. The Company formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of facilitating the mergers of National Mercantile and FCB Bancorp, a California corporation, or FCB. On March 12, 2007, National Mercantile merged with and into First California. Immediately thereafter, the parties completed the previously announced merger of FCB with and into First California. As a result of the mergers, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank and South Bay Bank, N.A., and the rights and obligations of FCB, whose principal assets were the capital stock of First California Bank. On June 18, 2007, First California integrated National Mercantile’s bank subsidiaries into First California Bank.

The Bank is a full-service commercial bank headquartered in Westlake Village, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Department of Financial Institutions. The Federal Deposit Insurance Corporation insures its deposits up to the maximum legal limit.

Our Common Stock is traded on the NASDAQ Global Market under the ticker symbol “FCAL.” Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, and our telephone number is (805) 322-9655.

Risk Factors

An investment in our securities involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 2 of this prospectus, as well as other information incorporated by reference in this prospectus before making an investment decision.

The Offering

Under this prospectus, the Company may offer and sell to the public Common Stock and/or Preferred Stock, from time to time in one or more offerings, up to a maximum aggregate offering price of $50,000,000.

On July 14, 2011, pursuant to the SBLF Program, we sold to the Treasury 25,000 shares of our Series C Preferred Stock, liquidation preference amount $1,000 per share, for an aggregate purchase price of $25,000,000.  The issuance of the Series C Preferred Stock was completed in a private placement exempt from the registration requirements of the Securities Act. We are required under the terms of the related securities purchase agreement between us and the Treasury (the “Securities Purchase Agreement”) to register for resale the shares of the Series C Preferred Stock. This registration statement includes depositary shares, representing fractional interests in the Series C Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series C Preferred Stock in the event the Treasury requests that we deposit the Series C Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the Securities Purchase Agreement. See the section entitled “Description of Depositary Shares.” The terms of the Series C Preferred Stock are described under the section entitled “Description of Series C Preferred Stock.” The Securities Purchase Agreement was filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 15, 2011, which report is incorporated into this prospectus by reference. See the section entitled “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves various risks that are particular to our Company, our industry and our market area. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus, the risk factors described under the section entitled “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC before making an investment decision. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment.

Risks Relating to the Series C Preferred Stock

The Series C Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series C Preferred Stock and our Common Stock; and the Series C Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series C Preferred Stock are equity interests in First California and do not constitute indebtedness. As such, the Series C Preferred Stock, like our Common Stock, ranks junior to all indebtedness and other non-equity claims on First California with respect to assets available to satisfy claims on First California, including in a liquidation of First California. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of Preferred Stock like the Series C Preferred Stock, as with our Common Stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Delaware corporation, under Delaware law, we are subject to restrictions on payments of dividends out of lawfully available funds.

As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. We are an entity separate and distinct from our principal subsidiary, First California Bank, and we derive substantially all of our revenue in the form of dividends from the Bank. Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on the Series C Preferred Stock and our Common Stock. The Bank's ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our Common Stock or the Series C Preferred Stock.

In addition, the Series C Preferred Stock does not limit the amount of debt or other obligations we or the Bank may incur in the future. Accordingly, we and the Bank may incur substantial amounts of additional debt and other obligations that will rank senior to the Series C Preferred Stock or to which the Series C Preferred Stock will be structurally subordinated.

Certain restrictions will affect our ability to declare or pay dividends and repurchase our shares as a result of our decision to participate in the SBLF Program.

As a result of our participation in the SBLF Program, our ability to declare or pay dividends on any of our Common Stock has been limited. Specifically, we may only declare and pay dividends on our Common Stock (or any other equity securities junior to the Series C Preferred Stock) if we have declared and paid dividends for the current dividend period on the Series C Preferred Stock. In addition, our ability to repurchase our shares has been restricted. We may only repurchase our Common Stock (or any other equity securities of any kind) if we have declared and paid dividends for the current dividend period on the Series C Preferred Stock.

Our ability to pay dividends to holders of Series C Preferred Stock may be restricted under the terms of indentures governing the trust preferred securities we have issued.

Our ability to pay dividends to our stockholders is restricted in specified circumstances under indentures governing the trust preferred securities we have issued, and we may issue additional securities with similar restrictions in the future. We cannot assure you that we will meet the criteria specified under these agreements in the future, in which case we may not be able to pay dividends on our Series C Preferred Stock even if we were to choose to do so.

The prices of the Series C Preferred Stock may fluctuate significantly, and this may make it difficult for you to resell the Series C Preferred Stock when you want or at prices you find attractive.

There currently is no market for the Series C Preferred Stock, and we cannot predict how the Series C Preferred Stock will trade in the future. If a market develops for the Series C Preferred Stock, the market value of the Series C Preferred Stock may fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales by existing stockholders;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market value of the Series C Preferred Stock may also be affected by conditions affecting the financial markets in general. These conditions may result in fluctuations in the market prices of stocks generally and, in turn, the Series C Preferred Stock and sales of substantial amounts of the Series C Preferred Stock in the market. Such effects could be unrelated or disproportionate to changes in our operating performance and may adversely affect the market value of the Series C Preferred Stock.

There may be future sales of Preferred Stock or other dilution of our equity, which may adversely affect the market price of the Series C Preferred Stock.

We are not restricted from issuing additional Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Preferred Stock or any substantially similar securities. The market value of the Series C Preferred Stock could decline as a result of sales by us of a large number of shares of Preferred Stock or similar securities in the market or the perception that such sales could occur.

An active trading market for the Series C Preferred Stock may not develop.

The Series C Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series C Preferred Stock on a securities exchange unless we are requested to do so by the Treasury pursuant to the Securities Purchase Agreement. There can be no assurance that an active trading market for the Series C Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series C Preferred Stock may be adversely affected.

The Series C Preferred Stock may be junior in rights and preferences to our future Preferred Stock.

Subject to approval by the Treasury (or, if the Treasury does not then hold any shares of Series C Preferred Stock, the approval of holders of a majority of the outstanding shares of Series C Preferred Stock), we may issue Preferred Stock in the future the terms of which are expressly senior to the Series C Preferred Stock. The terms of any such future Preferred Stock expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock. For example, the terms of any such senior Preferred Stock may provide that, unless full dividends for all of our outstanding Preferred Stock senior to the Series C Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series C Preferred Stock, and no shares of the Series C Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series C Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior Preferred Stock may prohibit us from making payments on the Series C Preferred Stock until all amounts due to holders of the senior Preferred Stock in such circumstances are paid in full.

Holders of the Series C Preferred Stock have limited voting rights.

Holders of the Series C Preferred Stock have no voting rights except with respect to certain matters relating to the rights of holders of Series C Preferred Stock and on certain corporate transactions. If dividends on the Series C Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, and the shares of Series C Preferred Stock with an aggregate liquidation preference of at least $25,000,000 are still outstanding, the total number of positions on the First California Board of Directors will automatically increase by two and the holders of the Series C Preferred Stock will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when full dividends have been timely paid on the Series C Preferred Stock for at least four consecutive dividend periods. Based on the current number of members of the First California Board of Directors, directors elected by the holders of the Common Stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series C Preferred Stock.

If we are unable to redeem the Series C Preferred Stock prior to January 14, 2016, the cost of this capital to us will increase substantially.

If the Series C Preferred Stock remains outstanding as of January 14, 2016, the cost of this capital to us will be increased to and fixed at 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series C Preferred Stock could have a material adverse effect on our liquidity.

Dividends on the Series C Preferred Stock are non-cumulative.

Dividends on the Series C Preferred Stock are non-cumulative and payable only out of lawfully available funds. Consequently, if our Board of Directors does not authorize and declare a dividend on the Series C Preferred Stock for any dividend period, holders of the Series C Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

The dividend rate on the Series C Preferred Stock will fluctuate initially from 1% to 5% based on our level of “Qualified Small Business Lending,” or “QSBL,” as compared to our “baseline” level.  The cost of the capital we received from the Series C Preferred Stock will increase significantly if the level of our “QSBL” as of the eleventh dividend period does not represent an increase from our “baseline” level.

The per annum dividend rate, as a percentage of the liquidation amount, is initially set at 5% per annum based upon the current level of “Qualified Small Business Lending,” or “QSBL,” by the Bank. The dividend rate for future dividend periods will be set based upon the “Percentage Change in Qualified Lending” between each dividend period and the “baseline” QSBL level.  Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, and will be fixed at a rate between 1% per annum to 7% per annum and remain unchanged up to four and one-half years following the funding date (the eleventh through the first half of the nineteenth dividend periods).  If there is no increase in QSBL from the baseline level to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at 7%. Depending on our financial condition at the time, any such increases in the dividend rate could have a material adverse effect on our liquidity.

USE OF PROCEEDS

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the primary offering of our Common Stock and Preferred Stock by us under this prospectus for general corporate or working capital purposes. Additional information on the use of net proceeds from any primary offering of the Common Stock and Preferred Stock by us will be set forth in the prospectus supplement or other offering material relating to such offering.

We will not receive any proceeds from any resale of the securities by the Selling Stockholders. We will pay all expenses incurred with respect to the registration and sale of the securities owned by the Selling Stockholders, other than underwriting fees, discounts and commissions, which will be borne by the Selling Stockholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends.

	Nine Months ended September 30,				Year Ended December 31,
	2011		2010		2010		2009	2008		2007		2006

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (1) Excluding interest on deposits .	6.81	x	1.09	x	1.30	x	(2)	2.08	x	2.57	x	3.43	x
Including interest on deposits	3.81	x	1.05	x	1.15	x	(2)	1.44	x	1.44	x	1.81	x

(1)
The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, “earnings” consists of pre-tax earnings (loss) plus fixed charges; “fixed charges” consists of interest expense (including or excluding interest on deposits, as the case may be); and “preferred stock dividends” consists of the amount of pre-tax earnings required to cover preferred stock dividends and accretion in the carrying value of redeemable preferred stock.

(2)	During the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends (excluding and including interest on deposits) by $8,414,000.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Delaware General Corporation Law, federal law, our amended and restated certificate of incorporation, and our amended and restated by-laws, copies of which have been filed with the SEC and are also available upon request from us.

Common Stock

General

Our amended and restated certificate of incorporation provides the authority to issue 100,000,000 shares of Common Stock, par value $0.01 per share. At November 22, 2011, there were 29,220,079 shares of Common Stock issued and outstanding, held of record by approximately 389 stockholders. In addition, at November 22, 2011, 1,741,953 shares of our Common Stock were issuable under our stock compensation plans, and 327,819 shares of our Common Stock were issuable upon conversion of our Series A Preferred Stock. Our Common Stock is listed on the NASDAQ Global Market under the symbol “FCAL.” Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Each share of our Common Stock has the same relative rights and is identical in all respects to each other share of our Common Stock. The Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of Common Stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Liquidation Rights

In the event of First California’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all First California’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock.

Dividends

Holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the DGCL. The DGCL provides that a corporation may declare and pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that the payment will not reduce capital to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, First California may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its junior subordinated debentures. The Company may only declare and pay dividends on Common Stock if we have declared and paid dividends for the current dividend period on the Series C Preferred Stock. The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Preferred Stock

Our amended and restated certificate of incorporation provides the authority to issue 2,500,000 shares of Preferred Stock, par value $0.01 per share. Of the 2,500,000 shares of Preferred Stock, we have issued 1,000 shares of Series A Convertible Perpetual Preferred Stock, or Series A Preferred Stock, and 25,000 shares of Series C Preferred Stock.

Our amended and restated certificate of incorporation, subject to certain limitations, authorizes our Board of Directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, our Board of Directors could adversely affect the voting power of the holders of Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series A Preferred Stock

In connection with the mergers, each of the 1,000 outstanding shares of National Mercantile Series B Convertible Perpetual Preferred Stock was converted into the right to receive one share of our Series A Preferred Stock.

Voting Rights

The holders of Series A Preferred Stock do not have the right to vote on any matter submitted to the stockholders except:

•
authorizing, creating or issuing any additional shares of Series A Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series A Preferred Stock with respect to the payment of distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of First California;

•	declaring or paying any dividend on its Common Stock or on any other class or series of capital stock of First California ranking junior to the Series A Preferred Stock;
•
repurchase, redeem or otherwise acquire for any consideration any share of its Common Stock or shares of any other class or series of capital stock of First California ranking junior to the Series A Preferred Stock; or

•
amending, altering or repealing any provisions of the amended and restated certificate of incorporation of First California, amending, altering or repealing any provisions of the certificate of designation of rights, preferences and privileges of Series A Preferred Stock, or adopting, amending, altering, or repealing any certificate of determination of rights and preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation or dissolution, holders of Series A Preferred Stock are entitled to receive a liquidation preference per share equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, which is deemed to have commenced accrual on December 10, 2001. This amount is payable out of the assets of First California before any distribution to holders of Common Stock.

Dividends

Except with respect to their liquidation preference, the holders of Series A Preferred Stock are not entitled to receive any dividends.

Redemption

Redemption of the Series A Preferred Stock is at the Company’s option subject to certain restrictions imposed by our Series C Preferred Stock. The per share redemption amount is equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, accrued from December 10, 2001 to the date of redemption. In the event that we elect to redeem any shares of Series A Preferred Stock, we must redeem all of the outstanding shares of Series A Preferred Stock.

Conversion

Each holder of Series A Preferred Stock has the right, exercisable at the option of the holder, to convert all or some of such holder’s shares of Series A Preferred Stock into Common Stock. The number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock is determined by dividing the sum of each share’s liquidation preference, including unpaid dividends, by the conversion price then in effect. The conversion price as of November 22, 2011 is $5.63 per share. As of November 22, 2011, the number of shares of our Common Stock that would be issued upon conversion of the Series A Preferred Stock is 327,819.

Series C Preferred Stock

The following is a summary of the material terms of the Series C Preferred Stock that may be resold by the Selling Stockholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series C that was filed with the SEC and is also available upon request from us.

Dividends

The holders of Series C Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, non-cumulative cash dividends payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.

Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or from and including the date of the issuance of the Series C Preferred Stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.  The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

The per annum dividend rate, as a percentage of the liquidation amount, is initially set at 5% per annum based upon the current level of “Qualified Small Business Lending” or “QSBL” (as defined in the Securities Purchase Agreement) by the Bank. The dividend rate for future dividend periods will be set based upon the “Percentage Change in Qualified Lending” (as defined in the Securities Purchase Agreement) between each dividend period and the “Baseline” QSBL level.  Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, and will be fixed at a rate between 1% per annum to 7% per annum and remain unchanged up to four and one-half years following the funding date (the eleventh through the first half of the ninteenth dividend periods).  If the Series C Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9% per annum.  Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases.

Dividends on the Series C Preferred Stock will be non-cumulative.  If for any reason our Board of Directors does not declare a dividend on the Series C Preferred Stock for a particular dividend period, then the holders of the Series C Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.  We must, however, within five calendar days, deliver to the holders of the Series C Preferred Stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our Board of Directors’ rationale for not declaring dividends.  Our failure to pay a dividend on the Series C Preferred Stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock.  See “- Priority of Dividends and Restrictions on Repurchases.”

When dividends have not been declared and paid in full on the Series C Preferred Stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the Series C Preferred Stock a certificate executed by at least a majority of the members of our Board of Directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations.  In addition, our failure to pay dividends on the Series C Preferred Stock for five or more dividend periods will give the holders of the Series C Preferred Stock the right to appoint a non-voting observer on our Board of Directors, and our failure to pay dividends on the Series C Preferred Stock for six or more dividend periods will give the holders of the Series C Preferred Stock the right to elect two directors.  See “- Voting Rights.”

No Sinking Fund.  The Series C Preferred Stock is not subject to any sinking fund.

Priority of Dividends and Restrictions on Repurchases

Priority of Dividends.  So long as any share of the Series C Preferred Stock remains outstanding, we may declare and pay dividends on our Common Stock, Junior Stock (as defined below) or Parity Stock (as defined below) only if full dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the Series C Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the Series C Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

“Junior Stock” means our Common Stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Company.

“Parity Stock” means any class or series of our stock, other than the Series C Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  Parity Stock includes our Series A Preferred Stock.

Restrictions on Repurchases.  So long as any share of the Series C Preferred Stock remains outstanding, we may repurchase or redeem shares of Capital Stock (as defined below) only if dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the Series C Preferred Stock as of the applicable record date).

If a dividend is not declared and paid on the Series C Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither we nor any of our subsidiaries may redeem, purchase or acquire any shares of our Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or of any of our subsidiaries, or any trust preferred securities issued by us or by any of our affiliates (“Capital Stock”), other than (1) redemptions, purchases, repurchases or other acquisitions of the Series C Preferred Stock, (2) repurchases of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (3) the acquisition by us or by any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, (4) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to July 14, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for our Common Stock, (5) redemptions of securities held by us or by any of our wholly owned subsidiaries or (6) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of our subsidiaries required pursuant to binding agreements entered into prior to December 19, 2008.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis, and as measured from June 30, 2011) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our Common Stock and any other class or series of our Junior Stock, payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on the Series C Preferred Stock.  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series C Preferred Stock and the holders of any other class or series of Parity Stock, the holders of the Series C Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series C Preferred Stock, neither a merger or consolidation of the Company with another entity nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemption and Repurchases

Subject to the approval of the appropriate Federal banking agency, the Series C Preferred Stock is redeemable at our option, in whole or in part, at any time and from time to time. The per share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period).

To exercise the optional redemption right, we must give notice of the redemption to the holders of record of the Series C Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  The notice of redemption given to a holder of Series C Preferred Stock must state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Series C Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors or a committee of the Board of Directors determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series C Preferred Stock are redeemed.

Shares of Series C Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of Preferred Stock, which may then be reissued by us as any series of Preferred Stock other than the Series C Preferred Stock.

Conversion

Holders of the Series C Preferred Stock have no right to exchange or convert their shares into any other securities.

Voting Rights

The holders of the Series C Preferred Stock do not have voting rights other than with respect to certain matters relating to the rights of holders of Series C Preferred Stock, on certain corporate transactions and, if applicable, the election of additional directors described below.

If dividends on the Series C Preferred Stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents, and other materials that we provide to our directors in connection with such meetings.  The holders of the Series C Preferred Stock are not obligated to select such a representative, and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited.  This right of the holders of the Series C Preferred Stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series C Preferred Stock for five or more dividend periods.

If dividends on the Series C Preferred Stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of six or more dividend periods, whether or not consecutive, and the aggregate liquidation preference of the then-outstanding shares of Series C Preferred Stock is at least $25,000,000, the authorized number of directors of the Company will automatically be increased by two and the holders of the Series C Preferred Stock, voting as a single class, will have the right, but not the obligation, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at the next annual meeting of stockholders of the Company (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of the Company must promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Series C Preferred Stock for at least four consecutive dividend periods, at which time this right will terminate, subject to re-vesting in the event we again fail to declare and pay dividends in full on the Series C Preferred Stock for six or more dividend periods.  It will be a qualification for election of any Preferred Director that the election of such individual will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of Series C Preferred Stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors previously elected.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Preferred Stock, voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, may choose a successor to serve for the remainder of the unexpired term of the vacant directorship.

In addition to any other vote or consent required by law or by our charter, the written consent of (x) the Treasury, if the Treasury holds any shares of Series C Preferred Stock, or (y) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, if the Treasury does not hold any shares of Series C Preferred Stock, is required in order to do the following:

•
amend our charter or the Certificate of Designation for the Series C Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•	amend our charter or the Certificate of Designation for the Series C Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock;
•
consummate a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Company with another entity, unless (i) the shares of Series C Preferred Stock remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series C Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

•	sell all, substantially all or any material portion of, the assets of the Company, if the Series C Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or
•
consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of Series C Preferred Stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Company or the acquiror (the “Holding Company Preferred Stock”).  Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the Series C Preferred Stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series C Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of the Company, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock and will not require the vote or consent of the holders of the Series C Preferred Stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding shares of our Common Stock or (ii) being otherwise required to consolidate the Company for GAAP purposes, or (b) any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), the Company or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the Series C Preferred Stock are entitled to vote, holders of shares of the Series C Preferred Stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series C Preferred Stock would otherwise be required, all outstanding shares of the Series C Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

Depositary Shares

Pursuant to the Securities Purchase Agreement, we have agreed, if requested by the Treasury, to enter into a depositary arrangement pursuant to which the shares of Series C Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series C Preferred Stock as specified by the Treasury, may be issued. The shares of Series C Preferred Stock would be held by a depositary reasonably acceptable to the Treasury. If we enter into such a depositary arrangement, the Selling Stockholders would be offering depositary shares, each representing a fraction of a share of Series C Preferred Stock, instead of actual whole shares of Series C Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information.”

Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law

The following is a summary of certain provisions of law and our amended and restated certificate of incorporation and amended and restated by-laws that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a stockholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our stockholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

With respect to our charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our Board of Directors and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Charter Documents

Our authorized shares of Common Stock or Preferred Stock may be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. Our Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our amended and restated by-laws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to our Board of Directors or the proposal by stockholders of business to be acted upon at any annual or special meeting of stockholders.

California and Federal Banking Law and Delaware Law

The following discussion is a summary of certain provisions of California and federal law and regulations and the DGCL which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Department of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of First California Bank if such person, directly or indirectly, has the power (1) to vote 25% or more of the voting power of First California Bank, or (2) to direct or cause the direction of the management and policies of First California Bank. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control First California Bank.

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person that, together with that entity’s or person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series C Preferred Stock, including fractional interests therein in the form of depositary shares, to investors who will hold the Series C Preferred Stock as “capital assets” (generally, property held for investment). This summary does not discuss the consequences of an investment in Common Stock or any other series of Preferred Stock. The material U.S. federal income tax consequences of any such investment will be discussed in the applicable prospectus supplement. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Series C Preferred Stock held by investors subject to special tax rules (e.g., banks and other financial institutions, insurance companies, governments and governmental entities , broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), persons that will hold the Series C Preferred Stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, or persons whose functional currency is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Series C Preferred Stock.

Holders of depositary shares will be treated as beneficial owners of their pro rata interest in the Series C Preferred Stock for U.S. federal income tax purposes.

For purposes of this summary, a “U.S. holder” means a beneficial owner of the Series C Preferred Stock (as determined for U.S. federal income tax purposes) that is, or is treated as, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person.  A “non-U.S. holder” means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of the Series C Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership.  Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of the Series C Preferred Stock.

U.S. Holders

Distributions

Distributions with respect to the Series C Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series C Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the Series C Preferred Stock, and thereafter as capital gain which will be long-term capital gain if the U.S. holder has held such stock for more than one year at the time of the distribution.

Distributions constituting dividend income to noncorporate recipients in respect of the Series C Preferred Stock generally will be subject to a reduced maximum tax rate of 15% (through December 2012), provided certain holding period requirements are met. Distributions on the Series C Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Sale or Redemption

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a dividend, discussed below) or other disposition of shares of the Series C Preferred Stock equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of noncorporate taxpayers are generally subject to a reduced maximum tax rate of 15% (through December 2012). The deductibility of capital losses is subject to limitations.

A payment in redemption of the Series C Preferred Stock will be treated under Section 302 of the Code as a distribution subject to tax as discussed above under “—Distributions,” unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Series C Preferred Stock. A redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of such holder’s equity interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to such holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of Series C Preferred Stock considered to be owned by the holder by reason of certain constructive ownership rules, as well as shares of Series C Preferred Stock actually owned, generally must be taken into account. If a redemption of the Series C Preferred Stock is treated as a distribution taxable as a dividend, the U.S. holder’s adjusted tax basis in such redeemed Series C Preferred Stock would be transferred to such holder’s remaining stockholdings in the Company. If, however, such holder has no remaining stockholdings in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series C Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment in redemption of the Series C Preferred Stock.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments of dividends and the proceeds from a sale or other disposition of Series C Preferred Stock payable to a U.S. holder that is not an exempt recipient such as a corporation. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series C Preferred Stock and to certain payments of proceeds on the sale or redemption of the Series C Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner. U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Holders

Distributions

Generally, distributions treated as dividends as described above under “U.S. Holders — Distributions” paid to a non-U.S. holder with respect to the Series C Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Series C Preferred Stock except for (i) in the case of certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, or (ii) if the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder).

A payment made to a non-U.S. holder in redemption of the Series C Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption,” in which event such payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Series C Preferred Stock.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of the Series C Preferred Stock within the U.S. or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Recently-enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

SELLING STOCKHOLDERS

On July 24, 2011, we issued to the Treasury, in exchange for an aggregate purchase price of $25 million in cash, 25,000 shares of Series C Preferred Stock.  The Selling Stockholders may include (1) Treasury, which acquired all of the shares of Series C Preferred Stock in a private placement exempt from the registration requirements of the Securities Act, and (2) any other person or persons holding shares of Series C Preferred Stock or depositary shares evidencing fractional interests in shares of Series C Preferred Stock to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury.  Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned.  As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series C Preferred Stock.  Other than with respect to the acquisition of the Series C Preferred Stock from us pursuant to the SBLF Program and our prior participation in the Treasury’s TARP Capital Purchase Program, the Treasury has not had any material relationship with us.

The shares of Series C Preferred Stock offered by the Selling Stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to publicly sell these securities. The registration of these securities does not require that any of the shares be offered or sold by the Selling Stockholders. The Selling Stockholders may from time to time offer and sell all or a portion of the securities indicated below in privately negotiated transactions or on the NASDAQ Global Market or any other market on which our securities may subsequently be listed.

No estimate can be given as to the amount or percentage of our Series C Preferred Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the securities covered by this prospectus will be held by the Selling Stockholders.

The securities to be offered under this prospectus for the account of the Selling Stockholders are 25,000 shares of Series C Preferred Stock, representing beneficial ownership of 100% of the shares of Series C Preferred Stock outstanding as of November 22, 2011, or, in the event Treasury requests that we deposit the shares of Series C Preferred Stock with a depositary in accordance with the Securities Purchase Agreement, depositary shares evidencing fractional share interests in such shares of Series C Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to these securities. To our knowledge, the Treasury has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series C Preferred Stock as more fully described elsewhere in this prospectus.

Information about the Selling Stockholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

General

We and the Selling Stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the Selling Stockholders may sell the securities, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the Selling Stockholders may also enter into hedging transactions. For example, we or the Selling Stockholders may:

•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from us or the Selling Stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the Selling Stockholders’ short positions;

•
enter into option or other types of transactions that require us or the Selling Stockholders to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus; or

•
loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the Selling Stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others (including the Selling Stockholders) to settle such sales and may use securities received from us (or the Selling Stockholders) to close out any related short positions. We or the Selling Stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the Selling Stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the Selling Stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the Selling Stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the Selling Stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the Selling Stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the Selling Stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the Selling Stockholders may enter into agreements with such underwriters or agents pursuant to which we or the Selling Stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the Selling Stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the Selling Stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the Selling Stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the Selling Stockholders will enter into such delayed contracts only with institutional purchasers that we or the Selling Stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the Selling Stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Common Stock which is listed on the NASDAQ Global Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the Preferred Stock (including the Series C Preferred Stock) on any securities exchange or quotation system; any such listing with respect to the Preferred Stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of Common Stock, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of First California appearing in our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated herein by reference in reliance upon the reports of Moss Adams LLP given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be borne by us in connection with the offerings described in this registration statement. All expenses, other than the SEC registration fee, are estimates.

SEC registration fee	$8,595
FINRA fee	75,500
Printing expenses	100,000
Legal fees and expenses	200,000
Accounting fees and expenses	100,000
Miscellaneous fees and expenses	15,905

Total	$500,000

Item 15.                Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of First California's Amended and Restated By-laws contain provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors' and officers' liability insurance to cover these individuals.

Item 16.                Exhibits.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. First California acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about First California may be found elsewhere in this registration statement and First California’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” in the prospectus that forms a part of this registration statement.

EXHIBIT NO.	DESCRIPTION

1.1*	Form of Underwriting Agreement.

3.1
Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010).

3.2
Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3
Amended and Restated Certificate of Designations of Non-Cumulative Perpetual Preferred Stock, Series C of First California Financial Group, Inc. (incorporated by reference to Exhibit 4.2 of First California's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2*	Form of Deposit Agreement (including form of Depositary Share).

4.3*	Form of Certificate of Designation of Preferred Stock.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1
Securities Purchase Agreement, dated as of July 14, 2011, between First California and the United States Department of the Treasury (incorporated by reference to Exhibit 4.1 of First California's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011).

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included within Exhibit 5.1).

23.2	Consent of Moss Adams LLP.

24.1	Power of Attorney.
______________________________
*           To be filed by amendment or incorporated by reference prior to the offering of securities.

Item 17.                Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 28th day of November, 2011.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
C. G. Kum, President and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. G. Kum
C. G. Kum	President, Chief Executive Officer and Director	November 28, 2011

/s/ Romolo Santarosa
Romolo Santarosa	Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer	November 28, 2011

*	Director	November 28, 2011
Richard D. Aldridge

*	Director	November 28, 2011
Donald E. Benson

*	Director	November 28, 2011
John W. Birchfield

*	Director	November 28, 2011
Joseph N. Cohen

*	Director	November 28, 2011
Robert E. Gipson

*	Director	November 28, 2011
Antoinette T. Hubenette, M.D.

*	Director	November 28, 2011
Thomas Tignino

* By:	/s/ Romolo Santarosa
Romolo Santarosa
Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1*	Form of Underwriting Agreement.

3.1
Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010).

3.2
Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3
Amended and Restated Certificate of Designations of Non-Cumulative Perpetual Preferred Stock, Series C of First California Financial Group, Inc. (incorporated by reference to Exhibit 4.2 of First California's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2*	Form of Deposit Agreement (including form of Depositary Share).

4.3*	Form of Certificate of Designation of Preferred Stock.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1
Securities Purchase Agreement, dated as of July 14, 2011, between First California and the United States Department of the Treasury (incorporated by reference to Exhibit 4.1 of First California's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011).

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included within Exhibit 5.1).

23.2	Consent of Moss Adams LLP.

24.1	Power of Attorney.
______________________________
*           To be filed by amendment or incorporated by reference prior to the offering of securities.